Exhibit (p)(i)

JOHCM TRUST

1 - CODE OF ETHICS

Adopted Under Rule 17j-1

The Trust recognizes that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions which may be possessed by certain officers, employees and Trustees of the Trust and its appointed investment adviser, could place such individuals, if they engage in personal transactions in securities which are eligible for investment by the Trust, in a position where their personal interest may conflict with that of the Trust.

In an effort to prevent conflicts of interest from arising, and in accordance with Rule 17j-1 under the 1940 Act, the Trust has adopted this Code of Ethics (the “Code”) to address transactions and conduct that may create conflicts of interest, establish reporting requirements, and create enforcement procedures. Definitions of underlined terms used throughout the Code are included in Appendix A.

I.	About This Code Of Ethics

Except for the Independent Trustees, all access persons of the Funds are currently subject to a code of ethics of the Funds’ investment adviser, principal underwriter or other service provider that has been adopted pursuant to Rule 17j-1 of the 1940 Act with respect to the Funds (a “Service Provider Code”). It is the policy of the Funds that all current, and in the future any new, access persons of the Funds who are not Independent Trustees shall be subject to, and shall adhere to, a Service Provider Code. Any access person other than an Independent Trustee is not subject to this Code except that the violation by any such person of any Service Provider Code to which he or she is subject shall also constitute a violation of this Code. A copy of each current Service Provider Code is appended as Appendix B hereto. Accordingly, the substantive provisions of this Code, as set forth below, apply only to the Independent Trustees.

II.	Statement Of General Principles

In recognition of the trust and confidence placed in the Trust by shareholders, the Trust has adopted the following principles to be followed by its Independent Trustees:

A.	The interests of the Trust’s shareholders are paramount. You must place shareholder interests before your own.

B.	You must accomplish all personal securities transactions in a manner that avoids any conflict between your personal interests and the interests of the Trust or its shareholders.

C.	You must avoid actions or activities that allow (or appear to allow) you or your family to benefit from your position with the Trust, or that bring into question your independence or judgment.

D.

You are prohibited from disclosing to others, in breach of a duty of confidentiality, material non-public information obtained in connection with your service to the Trust, or engaging in the purchase or sale (or recommending or suggesting that any other person engage in the purchase or sale) of any security to which such information relates.

III.	Prohibition Against Fraud, Deceit And Manipulation And Certain Purchase And Sales

No Independent Trustee, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by the Trust, shall:

A.	Employ any device, scheme or artifice to defraud the Trust;

B.

Make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

C.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Trust; or

D.	Engage in any manipulative practice with respect to the Trust.

In connection with the foregoing, it shall be impermissible for an Independent Trustee to purchase or sell, directly or indirectly, any Security that is a Security held or to be acquired by the Trust; provided, however, that this prohibition shall apply only if:

A.

the Independent Trustee’s transaction occurs within 15 days before or after either (x) the purchase or sale of such Security by a Fund or (y) the consideration of such purchase or sale by a Fund or the Adviser on behalf of a Fund; and

B.

the Independent Trustee knows, or, in the ordinary course of fulfilling his or her official duties as a Trustee, should know, at the time of the Independent Trustee’s purchase or sale, that such Security is (x) being purchased or sold by a Fund or (y) is being considered for purchase or sale by a Fund.

It is the intention of the Adviser and the Trust officers that meetings of the Board and its committees will be conducted, to the extent practicable and consistent with the Independent Trustees’ ability to perform their official duties, to ensure that information regarding whether a Security is being purchased or sold by a Fund or being considered for purchase or sale by a Fund will not be disclosed to the Independent Trustees in the ordinary course. The Adviser shall notify the Independent Trustees in writing if it believes such information has been disclosed to the Independent Trustees.

Any Independent Trustee who is unsure as to whether a contemplated transaction is prohibited by this Code should discuss the transaction with the CCO, or his or her delegate, prior to proceeding with the transaction. The CCO, or his or her delegate, may institute such additional operational steps as he or she deems appropriate to make clear to Trustees what securities have been disclosed in board materials or meetings as being purchased, sold or considered for purchase or sale within the timeframes contemplated by this Section III of the Code.

IV.	Additional Policies

It is unlawful for Independent Trustees to use material non-public information in violation of the federal securities laws. Accordingly, Independent Trustees will abide by the Insider Trading Policy attached to this Code as Exhibit A.

No Independent Trustee shall accept any gift or entertainment, or any other form of inducement of more than de minimis value from any person or entity that an Independent Trustee knows or should know does business with or on behalf of the Trust.

V.	Annual Written Reports To The Board

At least annually, the CCO will provide the Board with a written report as follows:

A.

Issues arising under the Code. The report will describe any issue(s) that arose during the previous year under the Code, including any material code or procedural violations, and any resulting sanction(s).

B.

Certification. The report will certify to the Board that the Trust has adopted measures reasonably necessary to prevent its personnel from violating this Code of Ethics adopted pursuant to Rule 17j-1 under the 1940 Act.

VI.	Board Approvals And Determinations

The Board, including a majority of the Independent Trustees, will approve each Service Provider Code and any material changes to such codes, basing its approval, in each case, on a determination that the code in question contains provisions reasonably necessary to prevent access persons from engaging in conduct prohibited by paragraph (b) of Rule 17j-1.

Before approving this Code or any Service Provide Code, or any amendment to any such code, the Board must receive a certification from the Fund, investment adviser or principal underwriter (as applicable) that it has adopted procedures reasonably necessary to prevent access persons from violating the Funds’, investment adviser’s, or principal underwriter’s code of ethics.

The Board must approve a material change to this Code or any Service Provider Code no later than six months after the adoption of the material change.

VII.	Recordkeeping

The Trust will maintain the following records in accordance with Rule 31a-2 under the 1940 Act and the following requirements. They will be available for examination by representatives of the U.S. Securities and Exchange Commission (“SEC”) and other regulatory agencies.

A.	A copy of this Code and any other code adopted by the Trust, which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

B.

A record of any violation of this Code and of any sanctions taken as a result of the violation will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

C.

A copy of each annual report required by this Code must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

VIII.	Miscellaneous

A.	Confidentiality.

All reports and other information submitted to the Trust pursuant to this Code will be treated as confidential to the maximum extent permitted under applicable law, provided that such reports and information may be produced to the SEC and other regulatory agencies and to persons who have a need to know for purposes of administering this Code.

B.	Interpretation of Provisions.

The Board of Trustees may from time to time adopt such interpretations of this Code as it deems appropriate.

Adoption and Amendment History

Adopted as of December 4, 2020